Exhibit 99.(r)(1)

NorthStar Corporate Income Master Fund

NorthStar Corporate Income Fund

NorthStar Corporate Income Fund-T

NorthStar Real Estate Capital Income Master Fund

NorthStar Real Estate Capital Income Fund

NorthStar Real Estate Capital Income Fund-T

NSAM B-CEF Ltd.

NSAM B-RECF Ltd.

NSAM US-RECF, LLC

Joint Code of Ethics

Approved on: May 11, 2016

Background

Investment advisers are fiduciaries that owe a duty of loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics. Additionally, Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) requires each investment adviser to a registered investment company to adopt and implement a written code of ethics. An investment adviser’s code of ethics must contain provisions regarding:

•	The adviser’s fiduciary duty to its clients;
•	Compliance with all applicable Federal Securities Laws;
•	Reporting and review of personal securities transactions and holdings;
•	Reporting of violations of the code; and
•	The provision of the code to all supervised persons.

Definitions

a.	“Access Person” shall have the same meaning as set forth in Rule 17j-1 under the 1940 Act and shall include:

(1)	all officers and trustees (or persons occupying a similar status or performing a similar function) of the Funds;

(2)	all officers and managers (or persons occupying a similar status or performing a similar function) of an Adviser with respect to the Fund such an adviser manages;

(3)	any employee of the Funds or the Advisers (or of any company controlling or controlled by or under common control with the Funds or the Advisers) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Funds, or whose functions relate to the making of any recommendations with respect to the purchase or sale; and

1

(4)	any other natural person controlling, controlled by or under common control with the Funds or the Advisers who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Reportable Securities by the Funds.

The defined term “Access Person” does not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by the Sub-adviser, or an affiliate thereof in compliance with Rule 17j-1 of the 1940 Act, which has been submitted to, and approved by, the Board.

b.	“Advisers” refers to the investment advisers to the Funds, including any Sub-advisers or Co-Advisers.

c.	“Beneficial Interest” means in general and subject to the specific provisions of Rule 16a-1(a)(2) under the Exchange Act, as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security.

d.	“CCO” means Kristen Whealon for NorthStar and Sandra M. Forman for the Funds.

e.	“Client” means entities to which NorthStar provides any investment advisory services, including the Funds.

f.	“Federal Securities Laws” include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers and any rules adopted thereunder by the SEC or the Department of the Treasury.

g.	“Funds” means each of NorthStar Corporate Income Master Fund, NorthStar Corporate Income Fund, NorthStar Corporate Income Fund-T, NorthStar Real Estate Capital Income Master Fund, NorthStar Real Estate Capital Income Fund and NorthStar Real Estate Capital Income and Fund-T.

h.	“Independent Trustees” means those Trustees of the Funds that would not be deemed an “interested person” of the Funds, as defined in Section 2(a)(19)(A) of the 1940 Act.

i.	“Indirect Pecuniary Interest” includes, but is not limited to: (a) securities held by members of the person’s Immediate Family sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in Fund securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, Trustee, or person or entity performing a similar function, with certain exceptions.

j.	“Manual” refers to the NSAM US LLC Regulatory Compliance Manual and the Rule 38a-1 Closed-End Fund Compliance Manual.

k.	“Non-Reportable Security” or “Non-Reportable Securities” includes: (i) direct obligations of the United States federal government; (ii) bankers’ acceptances, bank certificates of deposit,

2

commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end registered investment companies (e.g., open-end mutual funds), other than Funds advised or underwritten by the Firm or an affiliate; or, (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Firm or an affiliate.

l.	“NorthStar” refers to NSAM US LLC and its affiliated investment advisers.

m.	“Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

n.	“Personal Securities Transaction” means any transaction in a Reportable Security in which an Access Person has a direct or indirect Pecuniary Interest.

o.	“RIC” refers to an investment company registered under the 1940 Act, including closed-end management investment companies, and unit investment trusts. Business development companies (or “BDCs”) do not register as investment companies under the 1940 Act, but are included in the definition of a “RIC” for purposes of this Manual.

p.	“RIC Client” refers to an RIC that is a Client of NorthStar or an affiliate either in an advisory or sub-advisory capacity.

q.	“Reportable Fund” means any investment company for which NorthStar, or an entity controlling, controlled by, or under common control with NorthStar, serves as the investment adviser or principal underwriter.

r.	“Security” or “Securities” means any, or a combination of any, note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this Code, all “Securities” are deemed to be “Reportable Securities”.

s.	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of NorthStar or other person (e.g., consultant, contractor, temp, etc.) who provides investment advice on behalf of NorthStar and is subject to NorthStar’s supervision and control.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, NorthStar Corporate Income Master Fund, NorthStar Corporate Income Fund, NorthStar Corporate Income Fund-T, NorthStar Real Estate Capital Income Master Fund, NorthStar Real Estate

3

Capital Income Fund, NorthStar Real Estate Capital Income Fund-T (collectively, the “Funds”), NorthStar, including NSAM B-CEF Ltd, NSAM B-RECF Ltd. and NSAM US-RECF, LLC, and their Supervised Persons, including all Access Persons, must comply with the Federal Securities Laws and, as applicable, an adviser’s fiduciary duties. The Chief Compliance Officer (the “CCO”) administers the Joint Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO or a member of the Compliance Department or Legal Department. Supervised Persons must cooperate to the fullest extent reasonably requested by the CCO to enable: (i) NorthStar to comply with all applicable Federal Securities Laws, and (ii) the CCO to discharge her duties under the Manual.

All Supervised Persons and Access Persons will act with competence, dignity, integrity and in an ethical manner when dealing with Clients, Investors, the public, prospects, third-party service providers and fellow Supervised Persons and Access Persons. Supervised Persons and Access Persons should use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, executing transactions, promoting NorthStar’s services and engaging in other professional activities.

NorthStar expects all Supervised Persons and Access Persons to adhere to the standards set forth in the Code with respect to any potential conflicts of interest with Clients. As a fiduciary, NorthStar must act in its Clients’ best interests. Neither NorthStar nor any Supervised Person or an Access Person should ever benefit at the expense of any Client. Notify the CCO or designee about any practice that creates, or gives the appearance of, a material conflict of interest.

Supervised Persons and Access Persons are generally expected to discuss any perceived risks or concerns about NorthStar’s business practices with their direct supervisor. However, if a Supervised Person or an Access Person is uncomfortable discussing an issue with his or her supervisor, or if he or she believes that an issue has not been appropriately addressed, he or she should bring the matter to the CCO’s or designee’s attention.

General Prohibition Against Fraud, Deceit, and Manipulation of Clients

Supervised Persons and Access Persons may not, in connection with the purchase or sale, directly or indirectly, of any Security held or to be acquired by any Client:

•	Employ any device, scheme or artifice to defraud the Client;

•	Make any untrue statement of a material fact to the Client or omit to state a material fact necessary in order to make the statements made to the Client, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Client; or

•	Engage in any manipulative practice with respect to the Client.

Reporting Violations

Improper actions by NorthStar or its Supervised Persons and/or Access Persons could have severe negative consequences for NorthStar, its Clients, Investors and its Supervised Persons and/or Access Persons. Impropriety, or even the appearance of impropriety, could negatively impact all Supervised Persons and Access Persons, including people who had no involvement in the problematic activities.

4

All Supervised Persons and Access Persons must report any improper or suspicious activities, including any suspected violations of the Code, to the CCO or designee. Issues can be reported to the CCO or designee in person, by telephone, email, written letter or anonymously by calling a toll free number established by NorthStar for such purposes. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the GC and, as appropriate, the CEO, on the matter. Any problems identified during the review will be addressed in ways that reflect NorthStar’s fiduciary duty to its Clients.

A Supervised Person’s and/or Access Person’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Supervised Person and/or Access Person who reports a violation of the Code in good faith is strictly prohibited and will be cause for corrective action up to and including dismissal. If a Supervised Person and/or an Access Person believe that he or she has been retaliated against, he or she should notify the GC directly. See NorthStar’s Whistleblower Policy, included in the Manual, for additional information.

Violations of the Code or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause and/or a combination of the foregoing. Violations may also subject a Supervised Person and/or an Access Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code or impose any sanction against himself or herself, all such matters should be first addressed to the CCO. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of the Code has occurred, the CCO will promptly report the violation, and any associated action(s), to the GC and/or CEO. Material violations of the Code will be reported to RIC Clients’ chief compliance officers on a quarterly basis. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, NorthStar will report its findings to one or more of the RIC Clients’ board of directors or trustees pursuant to Rule 17j-1 of the 1940 Act.

Distribution of the Code and Acknowledgement of Receipt

NorthStar will distribute the Manual, which contains the NorthStar’s Code among other policies and procedures, to each Supervised Person and/or Access Persons upon the commencement of employment, annually, upon any material change to the Code and upon any material change to any other portion of the Manual. All Supervised Persons and/or Access Persons must use PTCC or such other procedure as requested by the CCO or designee to acknowledge that they have received, read, understood and agree to comply with the NorthStar’s policies and procedures described in the Manual, including this Code. In addition, Supervised Persons and/or an Access Persons will be required to fill out the Compliance Questionnaire annually. The Manual may also be accessed at any time through PTCC.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including NorthStar, Supervised Persons, Access Persons and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for NorthStar, its Supervised Persons, Access Persons and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action and even criminal penalties.

5

NorthStar’s policies and procedures have been designed to identify and properly disclose, mitigate and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Supervised Persons and Access Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve NorthStar and/or its Supervised Persons and/or Access Persons on one hand and Clients and/or Investors on the other hand will generally be fully disclosed and/or resolved in a way that the interests of NorthStar and its Supervised Persons are not placed ahead of Clients’ or Investors’ interests. If a Supervised Person or an Access Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person or Access Person should bring the issue to the CCO’s or designee’s attention.

In some instances, the interests of one or more Clients, Investors or groups of Clients or Investors may come into conflict. Responding appropriately to these types of conflicts can be challenging and may require disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Supervised Persons and Access Persons should notify the CCO or designee if it appears that any such actual or apparent conflict of interest has not been appropriately addressed.

Personal Securities Transactions

Access Person and Supervised Persons trades should be executed in a manner consistent with NorthStar’s fiduciary obligations to its Clients. Trades should avoid actual improprieties, as well as the appearance of impropriety, and should not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Access Person and Supervised Person’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

NorthStar’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Supervised Persons and/or Access Persons have any beneficial ownership interest, which typically includes accounts held by persons sharing the same household and are either immediate family members or persons to whom they provide material financial support. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Supervised Persons and/or Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Supervised Persons and/or Access Person do not have any direct or indirect influence or control over the accounts or if the Supervised Person and/or Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Supervised Persons and/or Access Persons should consult with the CCO or designee before excluding any such accounts.

Reportable Securities

NorthStar requires Supervised Persons and/or Access Persons to provide periodic reports regarding transactions and holdings in all Reportable Securities, which include all Securities, except Non-Reportable Securities, which includes:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;

6

•	Shares issued by open-end investment companies registered in the United States, other than funds advised, sub-advised or underwritten by NorthStar or an affiliate;
•	Interests in 529 college savings plans; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered in the United States, none of which are advised, sub-advised or underwritten by NorthStar or an affiliate.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in NorthStar’s Personal Securities Transactions policy.

Pre-clearance Procedures

All Supervised Persons and Access Persons must have pre-clearance on PTCC for any transaction in a Covered Security before completing such transaction. NorthStar may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If pre-clearance is granted for a specified period of time, the Supervised Person or Access Person receiving pre-clearance is responsible for ensuring that his or her trading is completed before the pre-clearance’s expiration, which is 24 hours of receiving preclearance for NorthStar Realty Finance Corp. (“NRF”), NorthStar Asset Management Group Inc. (“NSAM”), NorthStar Realty Europe Corp. (“NRE”), Non-Traded REITs (“NTR”), or RIC Securities, and two business days for all other Covered Securities. Supervised Persons and Access Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of NorthStar’s pre-clearance procedures. All Supervised Persons and Access Persons must use PTCC as requested by the CCO or designee to seek pre-clearance except during special circumstances approved by the CCO or her designee.

IPOs and Private Placements

All Supervised Persons and/or Access Persons must have pre-clearance for all acquisitions of IPOs and Private Placements (including private equity fund and hedge fund investments), as well as Private Placements conducted by NorthStar or an affiliate, before completing the transactions.

Co-Investments

Co-investments can help to align Supervised Persons’ and/or Access Persons’ interests with Clients’ interests, encourage prudence and diligence during the investment process, and demonstrate Supervised Persons’ and/or Access Persons’ confidence in NorthStar’s investment processes. However, co-investments could present conflicts of interest if not properly structured and monitored. As such, Supervised Persons and Access Persons must have written clearance for all transactions involving co-investments alongside Clients before completing the transactions. The CCO or designee is responsible for monitoring co-investments by NorthStar and its Supervised Persons and Access Persons.

Restricted List Securities

The GC and CCO or designee will maintain a Restricted List of Securities in which NorthStar may have Material Non-Public Information (see NorthStar’s Insider Trading policy). The GC, CCO or designee will update the Restricted List on PTCC. Supervised Persons and/or Access Persons are prohibited from trading in issuers on the Restricted List. Access Persons should preclear all trades on PTCC prior to executing any personal Securities transactions. If the GC or CCO determines that NorthStar no longer has Material Non-Public Information on an issuer, the GC, CCO or designee will update the Restricted List.

7

Trading Plans

Directors, officers and employees of NorthStar (collectively, “Eligible Insiders”) are permitted to trade in NRF, NSAM, NRE, NTR and RIC Securities, regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan (a “Trading Plan”) that was entered into when the Eligible Insider was not in possession of Material Non-Public Information. This policy requires Trading Plans to be written and to specify the amount of, date on and price at which the NRF, NSAM, NRE, NTR and RIC Securities are to be traded or establish a formula for determining such. An Eligible Insider who wishes to enter into a Trading Plan must submit the Trading Plan to the GC for approval prior to the adoption of the Trading Plan. Trading Plans may not be adopted when the Eligible Insider is in possession of Material Non-Public Information about NRF, NSAM, NRE, NTR and RIC Securities. An Eligible Insider may amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this policy.

Trading Windows

In order to ensure compliance with U.S. laws prohibiting trading on inside information, Supervised Persons and Access Persons are prohibited from trading in NRF, NSAM, NRE, NTR or RIC Securities except: (i) during the period beginning after the close of trading two business days following NRF, NSAM, NRE, NTR or RIC Securities widespread public release of quarterly or year-end earnings and ending at the close of trading on the last day of the third calendar month of each quarter; (ii) pursuant to a Trading Plan; or (iii) as approved by the GC or CCO.

Investment Personnel Blackout Period

Access Persons who, in connection with their regular duties, make, participate in, or obtain information regarding the purchase of Securities by a RIC Client or whose functions relate to the making of any recommendations with respect to the purchase or sales of Securities for any RIC Client may not purchase or sell, directly or indirectly, any Security in which they have (or by reason of any such transaction acquire) any beneficial ownership on the same day or for seven (7) days after the Security is being purchased or sold by a RIC Client.

Reporting

NorthStar must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons, except Independent Trustees, must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Supervised Persons and Access Persons, except Independent Trustees, must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest, including private equity fund and hedge fund subscriptions. Supervised Persons and Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO or designee within 30 days of the end of each calendar quarter. Supervised Persons and Access Persons must utilize the PTCC system to fulfill quarterly reporting obligations. If a Supervised Person and/or Access Person did not have any transactions or account openings to report, this should be indicated through PTCC within 30 days of the end of each calendar quarter.

8

An Independent Trustee need only make a quarterly transaction report if he or she, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately preceding or following the date of the transaction by the Independent Trustee, the Reportable Security was purchased or sold by a Fund or was considered for purchase or sale by a Fund. For each quarter where an Independent Trustee does not need to make a quarterly transaction report, he or she must certify to the fact that no report is required.

Initial and Annual Holdings Reports

Supervised Persons and Access Persons, except Independent Trustees, must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings (including private equity fund and hedge fund investments). Reports regarding accounts and holdings must be submitted to the CCO or designee on or before February 14th of each year and within 10 days of an individual first becoming a Supervised Person and/or an Access Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person. Initial holdings should be reported on an Initial Holdings Report form provided by the Compliance Department and annual holdings reports should be submitted through PTCC. Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a Reportable Security. If a Supervised Person and/or an Access Person does not have any holdings and/or accounts to report, this should be indicated on the forms provided by the Compliance Department, or using PTCC, within 10 days of becoming a Supervised Person and/or an Access Person and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, a Supervised Person and/or an Access Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or
•	Any reports with respect to Securities held in accounts over which the Supervised Person and/or Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO or designee may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management or similar agreement and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

NorthStar’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Supervised Persons’ and Access Persons’ personal trading activities. Accordingly, the CCO or designee will closely monitor Supervised Persons’ and Access Persons’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;
•	Trading opposite of Client investments;

9

•	Trading ahead of Client investments; and
•	Trading that appears to be based on Material Non-Public Information.

The CCO or designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Access Person trading with Clients’ investments as necessary. The CCO’s or designee’s reviews will be conducted via PTCC and describe in writing any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO or designee and/or sanctions, up to and including dismissal. The GC will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Application of the Code to Persons Associated with NorthStar through Strategic Partnerships and Other Joint Ventures

An individual may be an Access Person and/or Supervised Person under this Code as a result of NorthStar entering into a strategic partnership or other joint venture with such individual or with a company with which the individual is associated (each such person, as may be designated by the CCO, a “Strategic Partner”).  Although, Strategic Partners must comply with all applicable laws, rules and regulations, conduct themselves in an ethical manner, and are expected to generally comply with all applicable requirements of this Code, including personal securities trading and reporting requirements, where applicable, the CCO may waive or modify certain Code requirements that the CCO determines are not necessary in light of the Strategic Partner’s role (unless such requirements or provisions are mandated by law).

In particular, persons designated as a Strategic Partner are subject to the Code’s provisions with respect to fiduciary standards, compliance with applicable law and NorthStar’s general business ethics standards.  They are also prohibited from trading on material non-public information and, if an Access Person, will be required to pre-clear IPOs and Private Placements (including private equity and hedge fund investments) and must report their securities holdings and transactions as set forth below.  However, such Strategic Partners may be exempted from other pre-clearance requirements with respect to private issuers or public companies, except to the extent that the Strategic Partner has been involved in considering such issuer for an investment by a NorthStar client.  The CCO may also impose pre-clearance requirements, to the extent they otherwise would be required under the Code for other personnel, on particular industries, issuers or types of issuers, based on the nature of the Strategic Partner’s responsibilities at NorthStar.  For avoidance of doubt, Strategic Partners must pre-clear, at a minimum, the following transactions: (i) acquisitions of securities involving an IPO or Private Placements; (ii) securities of issuers that the Strategic Partner is involved in analyzing for a NorthStar Client; and (iii) acquisitions or dispositions of securities issued by designated issuers, types of issuers or issuers in a designated industry as instructed by the CCO.  The CCO will maintain records of those persons who have been designated as a “Strategic Partner” and any additional pre-clearance restrictions to which such person is to be subject.

Should a Strategic Partner have questions about this Code, the Strategic Partner should seek guidance from the CCO.  The CCO may take into account the circumstances of the Strategic Partners in establishing compliance practices for Strategic Partners, and in determining Strategic Partners’ compliance with the requirements of this Code.

10

Disclosure of the Joint Code of Ethics

NorthStar describes its Code in Part 2 of its Form ADV and, upon request, will furnish Clients and Investors with a copy of the Code. All Client requests for NorthStar’s Code should be directed to the CCO or designee.

Annual Reports to RIC Client Boards

No less frequently than annually, NorthStar must furnish a report to the board of directors/trustees of each RIC Client.  The written report must (i) describe any issues arising under the Code since the last report to the board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and certifies that NorthStar has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

11